EXHIBIT 7(c)(1)

             CONVEYANCE AND CONTRIBUTION AGREEMENT


          This Conveyance and Contribution Agreement dated as of December 20, 1995 (this "Agreement"), is entered into by and among PETROLEUM HEAT AND POWER CO., INC., a Minnesota corporation ("Petro"), and STAR GAS CORPORATION, a Delaware corporation ("Star Gas").

                            RECITALS

          WHEREAS, Star Gas has advised Petro of its intention (i) to organize Star Gas Partners L.P. (the "MLP") in which it will own an approximately 1% general partner interest and together with the MLP to organize Star Gas Propane L.P. (the "Operating Partnership") and in connec tion therewith to transfer substantially all of its operating assets and liabilities, including approximately $50.4 million of indebtedness owed by Star Gas to Petro plus additional indebtedness in an amount equal to the excess, if any, of the consolidated net working capital of Star Gas and its subsidiaries at the Effective Time in excess of $6.2 million ("Intercompany Debt"), to the Operating Partnership in exchange for a general partnership interest and certain limited partnership interests, (ii) to transfer its limited partnership interest in the Operating Partnership to the MLP in exchange for a general partnership interest and subordinated limited partner interests which will represent an aggregate approximately 47% limited partner interest (without giving effect to the underwriter's overallotment option) and a 1% general partner interest, (iii) to incur senior secured indebtedness of $85 million to be assumed by the Operating Partnership and (iv) to cause the MLP to make a public offering of common limited partnership units which will represent an aggregate approximately 51.0% limited partnership interest in the MLP; and

          WHEREAS, as a result of the foregoing transactions, Petro will realize a substantial benefit in the form of (i) repayment of the Intercompany Debt by the Operating Partnership, (ii) a dividend in the amount of approximately $21.5 million by Star Gas (to be increased to the extent the Intercompany Debt exceeds $50.4 million), (iii) repayment by Star Gas of $35.6 million intercompany indebtedness (to be reduced in the same amount as the dividend may be increased), (iv) redemption by Star Gas of certain preferred stock held by Petro of $8.6 million and (v) a loan of approximately $12 million from Star Gas. In addition, Petro will have an approximately 49% economic interest in the MLP by reason of its 100% ownership of Star Gas.

          WHEREAS, Petro has been engaged in the retail sale of propane in and around Stamford, CT, Hartford, CT. and Springfield, MA (collectively the "Propane Business").

          NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, Petro and Star Gas agree as follows:

                           ARTICLE I.

                          Definitions
                          -----------

          The following capitalized terms shall have the meanings given below.

          "Assets" means all of the assets owned, leased or held by Petro
           ------
relating to the Propane Business, as of the Effective Time of every kind, character and description, whether tangible or intangible, whether accrued or contingent, and wherever located, but specifically excluding any real estate or interest in real estate, including, without limitation, all of the assets necessary to operate the Propane Business as currently being operated by Petro and all right, title and interest of Petro in and to the following assets:

  1. copies of all of the books, records, papers and instruments of Propane Business of whatever nature and wherever located, including, without limitation, accounting and financial records, documentation related to the Assets, customer correspondence/ sales records, credit reports, and other data relating to the Business;

  2.   propane inventory and other inventories and supplies of any kind;

  3. storage tanks and containers, storage facilities, propane cylinders, office furniture, furnishings, computers and equipment of any kind;

  4. any and all monies, rents, revenues, accounts receivable or other proceeds receivable or owing to Petro from customers, vendors, tenants, subtenants or others relating to the Propane Business;

  5. all deposits, prepayments and prepaid expenses of customers of the Propane Business;

  6.   all unbilled receivables of customers of the Propane Business;

  7. all motor vehicles, trailers, tanks, railroad tank cars, distribution centers and related equipment, whether owned or leased;

  8. every contract, agreement, arrangement, grant, gift, trust or other arrangement or understanding of any kind;

  9.   every right to sell or distribute any product or service;

  10. all rights under all covenants and warranties pertaining to the Assets, express or implied, to the extent transferable, that have heretofore been made by any predecessors in title of Petro or by any third party manufacturers, suppliers and contractors;

  11. any and all rights, claims and causes of action that Petro may have under insurance policies or otherwise against any person or property, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of Petro as of the Effective Time, and such rights, claims or causes of action representing reimbursement or recovery of amounts actually paid by the Operating Partnership after the Effective Time;

  12. all trade names, trademarks, service marks, logos, marks and symbols of any kind, together with all goodwill associated therewith;

  13. all know-how, every trade secret, every customer list and all other confidential information of every kind;

  14. every customer relationship, employee relationship, supplier relationship and other relationship of any kind;

  15. the Propane Business as conducted prior to the Effective Time by Petro;

  16.  every other proprietary right of any kind;

  17.  all governmental licenses, permits and authorizations of every kind;
       and

  18.  the capital stock of any other corporation;

excluding, however, any of such assets that constitute Excluded Assets.

          "Assumed Liabilities" means all liabilities of Petro to customers
           -------------------
of the Propane Business relating to the operation of the Propane Business, as of the Effective Time, of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of Petro as of the Effective Time; excluding, however any of such liabilities that constitute Excluded Liabilities.

          "Effective Time" means 9:00 a.m., Eastern Standard Time on
           --------------
December 20, 1995.

          "Excluded Assets" means those assets of Petro described on
           ---------------
Schedule 1 hereto.
--------

          "Excluded Liabilities" means those liabilities of Petro other
           --------------------
than Assumed Liabilities.

          "Laws" means any and all laws, statutes, ordinances, rules or
           ----
regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.


                          ARTICLE II.

                    Contribution to Star Gas
                    ------------------------

               Contribution.  Petro hereby grants, contributes, bargains,
               ------------
sells, conveys, assigns, transfers, sets over and delivers to Star Gas, its successors and assigns, for their own use forever, all of its right, title and interest in and to the Assets in exchange for (a) the benefits described in the recitals hereto, (b) the assumption of certain liabilities by Star Gas as provided in Article IV, and (c) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and Star Gas hereby accepts the Assets as a contribution to its capital.

          TO HAVE AND TO HOLD the Assets unto Star Gas, its successors and assigns, together with all and singular the rights and appurtenances thereto in any way belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

                          ARTICLE III.

             Assumption of Liabilities by Star Gas
             -------------------------------------

          In connection with the contribution and transfer of the Assets to Star Gas, Star Gas hereby assumes and agrees to duly and timely pay, perform and discharge the Assumed Liabilities to the full extent that Petro has been heretofore or would have been in the future, were it not for the execution and delivery of this Agreement, obligated to pay, perform and discharge the Assumed Liabilities; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Assumed Liabilities shall not increase the obligation of Star Gas with respect to the Assumed Liabilities beyond that of Petro, waive any valid defense that was available to Petro with respect to the Assumed Liabilities or enlarge any rights or remedies of any third party under any of the Assumed Liabilities.


                          ARTICLE IV.

                  Indemnification; Assumption
                  ---------------------------

          Indemnification With Respect to Excluded Liabilities.  Petro
          ----------------------------------------------------
shall indemnify, defend and hold harmless Star Gas its officers and directors, and their respective successors and assigns and lenders from and against any and all claims, demands, costs, liabilities (including, without limitation, liabilities arising by way of active or passive negligence) and expenses (including, without limitation, reasonable attorneys' fees) of every kind, character and description, whether known or unknown, contingent, and whether or not reflected on the books and records of Petro arising from or relating to the Excluded Liabilities, from all long-term and contingent liabilities of Star Gas and from any failure by Petro to comply with any applicable bulk sales law of any jurisdiction in connection with the transactions hereunder or in connection with the transfer of assets to the Operating Partnership and Stellar Propane Service Corp.

          Indemnification With Respect to Assumed Liabilities.  Star Gas
          ---------------------------------------------------
shall indemnify, defend and hold harmless Petro its officers and directors and their respective successors and assigns from and against any and all claims, demands, costs, liabilities (including, without limitation, liabilities arising by way of active or passive negligence) and expenses (including, without limitation, court costs and reasonable attorneys' fees) of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of Petro as of the Effective Time, arising from or relating to the Assumed Liabilities.

          Assumption of Certain Liabilities.  Petro hereby assumes all
          ---------------------------------
liability of Star Gas with respect to all Excluded Liabilities set forth on
Schedule 2 to a Conveyance and Contribution of even date between Star Gas, Star Gas Propane L.P. and others.


                           ARTICLE V.

                         Title Matters
                         -------------

          Encumbrances.  The contribution of Assets made under Section 2.1
          ------------
is made expressly subject to (a) all recorded and unrecorded liens, encumbrances, agreements, defects, restrictions, adverse claims and all Laws, in each case to the extent the same are valid, enforceable and affect the Assets, including, without limitation, all matters that a current survey or visual inspection of the Assets would reflect and (b) the Assumed Liabilities.

          Disclaimer of Warranties: Subrogation.
          -------------------------------------

          PETRO IS CONVEYING THE ASSETS "AS IS" WITHOUT REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY (ALL OF WHICH PETRO HEREBY DISCLAIMS), AS TO (i) TITLE, (ii) FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR DESIGN OR QUALITY OR (iii) ANY OTHER MATTER WHATSOEVER. THE PROVISIONS OF THIS SECTION 5.2 HAVE BEEN NEGOTIATED BY STAR GAS AND PETRO AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES OF PETRO, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS AND THE BUSINESS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

          The contribution of Assets made under Section 2.1 is made with full rights of substitution and subrogation of Star Gas, and all persons claiming by, through and under Star Gas, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of Petro, and with full subrogation of all rights accruing under applicable statutes of limitation and all rights of action of warranty against all former owners of the Assets other than predecessors in title.

               Star Gas and Petro agree that the disclaimers contained in this Section 6. 2 are "conspicuous" disclaimers. To the extent permitted by applicable law, any covenants implied by statute or law by the use of the words "grant," "convey," "bargain," "sell," "assign," "transfer," "deliver,"or "set over" or any of them or any other words used in this Agreement are hereby expressly disclaimed, waived and negated.


                          ARTICLE VI.

                       Further Assurances
                       ------------------

          Petro Assurances.  From time to time after the date hereof, and
          ----------------
without any further consideration, Petro shall execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate more fully to assure Star Gas and its successors and assigns all of the properties, rights, titles, interests, estates, remedies, powers and privileges by this Agreement granted to Star Gas or intended so to be and (ii) more fully and effectively to carry out the purposes and intent of this Agreement.

          Star Gas Assurances.  From time to time after the date hereof,
          -------------------
and without any further consideration, Star Gas shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate more fully and effectively to carry out the purposes and intent of this Agreement.

                          ARTICLE VII.

                       Power of Attorney
                       -----------------

          Petro hereby constitutes and appoints Star Gas and its successors and assigns the true and lawful attorney-in-fact of Petro with full power of substitution for it and in its name, place and stead or otherwise on behalf of Petro and its successors and assigns, and for the benefit of Star Gas and its successors and assigns, to demand and receive from time to time the Assets and to execute in the name of Petro and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Petro or Star Gas for the benefit of Star Gas as may be appropriate, any and all proceedings at law, in equity or otherwise which Star Gas and its successors and assigns may deem proper in order to collect, assert or enforce any claims, rights or titles of any kind in and to the Assets, and to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets and to do any and all such acts and things in furtherance of this Agreement as Petro and its successors or assigns shall deem advisable. Petro hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Star Gas or its successors or assigns or by operation of law.


                         ARTICLE VIII.

                       Certain Properties
                       ------------------

          Petro and Star Gas presently share facilities at Westfield, Massachusetts, Stamford, Connecticut and East Hartford, Connecticut. Petro agrees that so long as such facilities are available to Petro, Petro will make such facilities available to Star Gas on substantially the same basis as currently available to Star Gas at an equitable cost to be agreed upon.

                          ARTICLE IX.

                         Miscellaneous
                         -------------

          Effective Time.  The contribution of the Assets to Star Gas shall
          --------------
be effective for all purposes as of the Effective Time.

          Consents; Restriction on Assignment.  If there are prohibitions
          -----------------------------------
against or conditions to the conveyance of one or more portions of the Assets without the prior written consent of third parties, including, without limitation, governmental agencies (other than consents of a ministerial nature which are normally granted in the ordinary course of business), which if not satisfied would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate Star Gas' rights with respect to such portion of the Assets (herein called a "Restriction"),then any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to or interest in each such portion of the Assets (herein called the "Restriction-Asset") pursuant to this Agreement shall not become effective unless and until such Restriction is satisfied, waived or no longer applies. When and if such a Restriction is so satisfied, waived or no longer applies, to the extent permitted by applicable law and any applicable contractual provisions, the assignment of the Restriction-Asset subject thereto shall become effective automatically as of the Effective Time, without further action on the part of Star Gas. Star Gas and Petro agree to use their best efforts to obtain satisfaction of any Restriction on a timely basis. The description of any portion of the Assets as a "Restriction-Asset" shall not be construed as an admission that any Restriction exists with respect to the transfer of such portion of the Assets. In the event that any Restriction-Asset exists,

Petro agrees to hold such Restriction Asset in trust for the exclusive benefit of Star Gas and to otherwise use its best efforts to provide Star Gas with the benefits thereof, and Petro will enter into other agreements, or take such other action as it deems necessary, in order to help ensure that Star Gas has the assets and concomitant rights necessary to enable it to operate the Assets contributed to Star Gas in all material respects as described in the Prospectus contained in and made a part of the Registration Statement on Form S-1 File No. 33-9840 filed by the MLP.

          Costs.  Petro shall pay all sales, use and similar taxes arising
          -----
out of the contributions, conveyances and deliveries to be made hereunder and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith. In addition, Petro shall be responsible for all costs, liabilities and expenses (including, without limitation, court costs and attorneys' fees) incurred in connection with the satisfaction or waiver of any Restriction pursuant to Section 8.2.

          Headings; References; Interpretation.  All Article and Section
          ------------------------------------
headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

          Successors and Assigns.  The Agreement shall be binding upon and
          ----------------------
inure to the benefit of the parties signatory hereto and their respective successors and assigns.

          No Third Party Rights.  The provisions of this Agreement are
          ---------------------
intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

          Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, all of which together shall constitute one agreement binding on the parties hereto.

          Governing Law.  This Agreement shall be governed by, and
          -------------
construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the law of some other jurisdiction. wherein the Assets are located, shall apply.

          Severability.  If any of the provisions of this Agreement are
          ------------
held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

          Deed; Bill of Sale; Assignment.  To the extent permitted under
          ------------------------------
applicable law, this Agreement shall also constitute a "deed," "bill of sale" or "assignment" of the Assets.

          Amendment or Modification.  This Agreement may be amended or
          -------------------------
modified from time to time only by the written agreement of all the parties hereto and other persons whose consent may be necessary pursuant to other agreements.

          Integration.  This Agreement supersedes all previous
          -----------
understandings or agreements between the parties. whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


 PETROLEUM HEAT AND POWER CO., INC  STAR GAS CORPORATION


 By:                                By:
    --------------------------           ------------------------
      George Leibowitz                   Name:  David Eastin
      Senior Vice President              Title: Vice President

                           Schedule l
                           ----------

                        EXCLUDED ASSETS


1. All rights to all tax refunds attributable to operations of the Propane Business prior to the Effective Time, and all rights to all income benefits attributable to expenses paid and incurred by the Petro relating to the Propane Business prior to the Effective Time but not deductible until after the Effective Time.

2. The corporate seal, certificate or articles of incorporation, minute books, stock books, books of account or other records having to do with the corporate organization of Petro and any Petro Subsidiary.

3. Furniture, fixtures and equipment located at Petro offices serving the Propane Business.

4. All assets of Petro, including the premises at which the Propane Business is being conducted, not related solely to the Propane Business.

                           Schedule 2
                           ----------

                      EXCLUDED LIABILITIES


1. Any environmental clean-up or compliance obligation of Petro and the Star Gas Companies arising out of or relating to acts or omissions of Petro and the Star Gas Companies or any third party prior to the Effective Time.

2. Any liability arising out of or relating to the maintenance or termination of any pension plan or other similar or dissimilar employee benefit plan by Petro and the Star Gas Companies or any affiliate of any of them before or after the Effective Time.

3.   All liabilities of Petro not related to the Propane business.